[TULLIUS TAYLOR SARTAIN & SARTAIN, LLP LETTERHEAD]

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation of our report dated February 8, 2002, on the financial statements of Centrex, Inc. (the "Company") at December 31, 2001, for the period from inception (October 6, 1998) to December 31, 2001, and for the years ended December 31, 2001 and 2000, included in this Registration Statement of Centrex, Inc. on Form S-8.

         Our report, dated February 8, 2002, contains an explanatory paragraph that states that Centrex, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, and the Company also has insufficient cash to fund obligations as they become due, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Tullius Taylor Sartain & Sartain LLP
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Tulsa, Oklahoma
August 29, 2002




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